Exhibit (10)-gg
Execution Copy

DATED July 2, 2005

(1) SINO BIOPHARMACEUTICAL LIMITED

AND

(2) BAUSCH & LOMB INCORPORATED

AGREEMENT FOR THE
SALE AND PURCHASE OF
THE ENTIRE ISSUED CAPITAL OF
SINO CONCEPT TECHNOLOGY LIMITED 中外科技有榰公司

Baker &
14th Floor Hutchison House
Hong Kong

Telephone: (852) 2846-1888
Fax: (852) 2845-0476

DATE: July 2, 2005

PARTIES:

(1)
SINO BIOPHARMACEUTICAL LIMITED, a company incorporated in the Cayman Islands, whose registered office is at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies and whose principal place of business in Hong Kong is Unit 09, 41st Floor, Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong (the “Vendor”).

(2)
BAUSCH & LOMB INCORPORATED, a company incorporated in the State of New York, United States of America, whose principal place of business is at One Bausch & Lomb Place, Rochester, New York 14604-2701, United States of America (the “Purchaser”).

RECITALS:

(A)
The Company (as defined below) is a limited liability company incorporated in Hong Kong with registered number 300326 and as at the date of this Agreement has an authorised share capital of HK$10,100 divided into 10,100 ordinary shares of HK$1.00 each, all of which have been issued and are fully paid up and are beneficially owned by the Vendor. Further particulars of the Company are set out in Schedule 1.

(B)	The Vendor wishes to sell and the Purchaser wishes to purchase the Sale Shares (as defined below) on the terms and conditions set out in this Agreement.

TERMS AGREED:

1.	Definitions and Interpretation

1.1	In this Agreement where the context so admits the following words and expressions shall have the following meanings:

“Accounting Date”	December 31, 2004;
“Accounts”
the audited consolidated financial statements of the Company for the accounting period which ended on the Accounting Date (each such financial statement comprising the consolidated profit and loss account, consolidated balance sheet, consolidated summary statement of changes in equity, consolidated cash flow statement, a balance sheet for the Company, directors’ and auditors’ reports, and notes to the financial statements as at and for the period ended on the Accounting Date), copies of which are annexed hereto as Annex I and initialled for the purposes of identification by the Parties;

“Approved Extraordinary Expenditures”
the expected extraordinary expenditures for the Subsidiaries for the three (3) months immediately after the date of this Agreement which have been approved by the Purchaser, a list of which is annexed hereto as Annex V and initialled for the purposes of identification by the Parties;

“Auditors”	Ernst & Young;
“Board”	the board of directors of the Company for the time being;
“Business Day”
a day on which banks are generally open for business in Hong Kong and which is not a Saturday, a Sunday, a public holiday or a day on which typhoon signal no. 8 or a “black” rainstorm warning is hoisted in Hong Kong;

“Company”	Sino Concept Technology Limited 中外科技有榰公司, details of which are set out in Schedule 1;
“company”	any company or body corporate wherever incorporated;
“Companies Ordinance”	Companies Ordinance (Chapter 32 of the Laws of Hong Kong);
“Completion”	completion of the sale and purchase of the Sale Shares as specified in Clause 5;
“Completion Date”
the date of Completion, being the fifth Business Day after the fulfilment or waiver (as the case may be) of all of the Conditions specified in Clause 4.1 (save for the Conditions set out in Clauses 4.1.2, 4.1.3, 4.1.4 and 4.1.7) (or such later date as the Parties may agree in writing);

“Conditions”	the conditions specified in Clause 4.1;
“Consideration”	the amount of US$200,000,000 (United States Dollars Two Hundred Million);
“Control”
a person or persons (each a “controller”) shall be taken to have Control of another person (“the controlled person”) if one or more of the controllers, whether by law or in fact has, or is entitled to acquire, the right or the power to secure whether directly or indirectly, that the controlled person’s affairs are conducted in accordance with the wishes of the controller and in particular, but without prejudice to the generality of the foregoing, if one or more of the controllers holds:

(i)    the greater part of the share capital of the controlled person or of the voting rights attaching to the controlled person’s shares; or

(ii)    the power to control the composition of any board of directors or governing body of the controlled person;

For the purposes of the foregoing and without limitation there shall be attributed to any controller:

(i)     any rights or powers which another person possesses on his behalf or is or may be required to exercise on his direction or behalf; and

(ii)     all rights and powers of any body corporate of which any controller alone or together with another or other controllers has control or of any two or more such bodies corporate;

“CTF”	山东正大福瑞灂制粑有榰公司 (Shandong Chia Tai Freda Pharmaceutical Co. Ltd.), details of which are set out in Part A of Schedule 2;
“CTFP”	山东正大福瑞灂包眻新材料有榰公司 (Shandong Chia Tai Freda New Packaging Resources Co. Ltd.), details of which are set out in Part B of Schedule 2;
“Deed of Indemnity”	the deed of indemnity to be entered into between the Vendor, the Company and the Purchaser in the form set out in Schedule 4;
“Dermatitis Products”
cremes, emollients and other topical medicines sold and administered principally for therapeutic purposes, and distinguished from products sold and administered principally for cosmetic purposes, which are not the subject of a restrictive covenant;

“Directors”	the persons listed as directors of the Company in Schedule 1;
“Disclosure Letter”	the letter of today’s date from the Vendor to the Purchaser in the approved terms;
“Environment”
all or any of the following media, namely, the air, water and land; and the medium of air includes the air within buildings and the air within other natural or man-made structures above or below ground;

“Environmental Law”
all and any laws, directives, regulations, notices, standards having force of law, codes of practice, guidance notes, by-laws, judgments, decrees or orders of and within the PRC, relating to pollution, contamination or protection of the Environment or to the storage, labelling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of Hazardous Substances;

“Environmental Licence”	any permit, licence, authorisation, consent or other approval, that may be required by any Environmental Law;
“Equity Interests”	the 55% equity interests held by the Company in each of CTF and CTFP;
“Formulation Information”
the written statement of ingredients, concentrations and manufacturing instructions, specifications and procedures for each of the following products of the Subsidiaries:

(i) Moisten Eye Drops,
(ii) Mioclear Eye Drops,
(iii) Renown Eye Drops,
(iv) Levsaxin Eye Drops,
(v) Mioclear Eye Cleaning Solution, and
(vi) Sodium Hyaluronate Injection;

“Group”	the group of companies comprising the Company and the Subsidiaries; the expression “member of the Group” shall mean any or a specific one of them;
“HA”
hyaluronic acid or hyaluronate, a polysaccharide made up of two repeating monosaccharide units (N-acetylglucosamine and Naglucuronate) present in the intercellular matrix of nearly all connective tissues;

“Hazardous Substances”	all substances of whatever description which may cause or have a harmful effect on the Environment, including, without limitation, all poisonous, toxic, noxious, dangerous and offensive substances;
“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;
“HKIAC”	has the meaning ascribed to it in Clause 14.2;
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;
“Intellectual Property”
includes patents, knowhow, trade secrets and other confidential information, registered designs, copyrights, Internet domain names of any level, design rights, rights in circuit layouts, moral rights, trade marks, service marks, trade dress, business names, registrations of, applications to register and rights to apply for registration of any of the aforesaid items, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing off;

“Key Employees”	those individuals whose names are set out in Schedule 11;
“Key Management Retention Agreements”	the services retention agreements to be entered into between the relevant member of the Group and the Key Employees which will incorporate the principal terms set out in Schedule 12;
“Leases”
all the leases, sub-leases, tenancy agreements, sub-tenancy agreements, licences or other documents (including any options for extension relating thereto) granted or agreed to be granted to any member of the Group or pursuant to which any member of the Group holds or occupies any property, details of which are set out in Schedule 3;

“Leased Properties”	the properties short particulars of which are set out in Part 2 of Schedule 3;
“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;
“Management Accounts”
the unaudited consolidated balance sheet of the Company as at May 31, 2005 and the unaudited consolidated profit and loss account of the Company for the period commencing from January 1, 2005 and ending on May 31, 2005, copies of which are annexed hereto as Annex II and initialled for the purpose of identification by the Parties;

“Material Adverse Effect”	a material adverse effect on the assets, business, liabilities, operations, property or financial condition of the Group taken as a whole;
“Owned Properties”	the properties, short particulars of which are set out in Part 1 of Schedule 3;
“Parties”	the named parties to this Agreement and their respective successors and assigns and “Party” means each or any specific one of them;
“Patents”
the patents and patent applications listed in Schedule 8 and such unpatented products and technology (including unfiled, abandoned or not yet filed patents and patent applications on inventions) as are used by the Subsidiaries in the production, use or sale of its products (including pipeline products) at the date hereof and where applicable, patents and patent applications filed by the Subsidiaries even if they are not used in any of the products of the Subsidiaries;

“PRC”	the People’s Republic of China and for the purposes of this Agreement, shall exclude Hong Kong, the Macau Special Administrative Region and Taiwan;
“Properties”	the Owned Properties and the Leased Properties;
“Purchaser’s Patent Review”	the review to be conducted by the Purchaser’s Solicitors as described in Clause 4.1.9;
“Purchaser’s Solicitors”	Baker & McKenzie of 14th Floor Hutchison House, 10 Harcourt Road, Central, Hong Kong;
“Relevant Scheme”	has the meaning ascribed to it in Clause 9.1.9;
“Restricted Businesses”
the manufacturing and sale of (i) ophthalmic chemical products regardless of whether they incorporate HA as the key compound or agent (the “Restricted Ophthalmic Business”) and (ii) osteoarthritis products or Dermatitis Products for external applications incorporating HA as the key compound or agent (the “Restricted Other Businesses”);

“RMB”	Renminbi, the lawful currency of the PRC;
“Sale Shares”	the 10,100 ordinary shares of HK$1.00 each in the share capital of the Company, being the entire issued share capital of the Company;
“Shandong Research Institute”	Shandong Biopharmaceutical Research Institute, a biopharmaceutical research laboratory in Shandong Province, PRC;
“Subsidiaries”	CTF and CTFP;
“Subsidiary Accounts”
the audited financial statements of each Subsidiary for the accounting period which ended on the Accounting Date (each such financial statement comprising a balance sheet, profit and loss account, statement of cash flow, auditors’ report, and any notes, reports or statements included therein or annexed thereto), copies of which are annexed hereto as Annex III and initialled for the purposes of identification by the Parties;

“Subsidiary Management Accounts”
the unaudited balance sheet of each Subsidiary as at May 31, 2005, and the unaudited profit and loss account of each Subsidiary for the period commencing from January 1, 2005 and ending on May 31, 2005, copies of which are annexed hereto as Annex IV and initialled for the purpose of identification by the Parties;

“Tax”
all forms of taxation, estate duties, deductions, withholdings, duties, imposts, levies, fees, charges, social security contributions and rates imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, federal or other body in Hong Kong, the PRC, or elsewhere and any interest, additional taxation, penalty, surcharge or fine in connection therewith;

“US$”	United States dollars, the lawful currency of the United States of America;
“Vendor’s Solicitors”	Morrison & Foerster of 21st Floor, Entertainment Building, 30 Queen’s Road Central, Hong Kong; and
“Warranties”	the representations, warranties and undertakings contained or referred to in Clause 8 and set out in Schedule 5; “Warranty” means any or a specific one of them.
1.2
Save where the context otherwise requires words and phrases the definitions of which are contained or referred to in the Companies Ordinance shall be construed as having the meaning thereby attributed to them.

1.3
Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to Sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the Sections of the previous legislation from which the consolidating legislation has been prepared.

1.4
References in this Agreement to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.5	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6	The expressions “the Vendor” and “the Purchaser” include their respective successors and assigns.

1.7	References to “persons” shall include individuals, bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.8	References to writing shall include any methods of producing or reproducing words in a legible and non-transitory form.

1.9	The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.10	A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the Parties in writing.

1.11   In construing this Agreement:

1.11.1
the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

1.11.2	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.	Sale of Sale Shares

2.1
Subject to the terms of this Agreement, the Vendor shall sell as legal and beneficial owner and the Purchaser shall purchase, the Sale Shares, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement.

2.2
The Vendor hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights), if any, which may exist in relation to the Sale Shares, whether under the articles of association of the Company or otherwise.

3.	Consideration

3.1	The total consideration payable for the Sale Shares shall be the Consideration.

3.2	The Consideration shall be payable on Completion in accordance with Clause 5.2.1.

4.	Conditions

4.1  The sale and purchase of the Sale Shares is conditional upon:

4.1.1
no notice having been received from the PRC Ministry of Commerce (“MOFCOM”) and/or the PRC State Administration of Industry and Commerce (“SAIC”) pursuant to the Provisional Rules on Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors, promulgated by the Ministry of Foreign Trade and Economic Cooperation (the predecessor of MOFCOM), State Administration of Taxation, SAIC and State Administration of Foreign Exchange on 7 March 2003 and effective as of 12 April 2003, ordering an anti-trust filing to be made in respect of the sale and purchase of the Sale Shares pursuant to this Agreement; in the event such order to file is received, this condition shall be satisfied after the Vendor and the Purchaser have jointly made the necessary anti-trust filing and MOFCOM and SAIC having consented to the sale and purchase of the Sale Shares pursuant to this Agreement;

4.1.2	the Warranties not being untrue or inaccurate or misleading at Completion which results in a Material Adverse Effect;

4.1.3	the Vendor having complied fully with the obligations specified in Clause 9.1 and otherwise having performed all of the covenants and agreements required to be performed by it under this Agreement;

4.1.4
no statute, regulation or decision which would prohibit, restrict or materially delay the sale and purchase of the Sale Shares or the operation of any member of the Group after Completion having been proposed, enacted or taken by any governmental or official authority;

4.1.5
(i) Mr. Ling Peixue having entered into a license contract with CTF, acknowledged by the Shandong Research Institute, substantially in the form set out in Schedule 9 (the “Patent License Contract”); (ii) Mr. Hu Hongjie having executed a license contract with CTF, acknowledged by Shandong Research Institute, substantially similar in form to the Technology License Contract; (iii) Mr. Ling, Mr. Hu and, if necessary, the Shandong Research Institute having executed the relevant governmental license recordal forms requested by Purchaser in respect of the Technology License Contracts referred to in sub-clauses (i) and (ii) above; and (iv) the Shandong Research Institute having executed a Confirmation and Declaration substantially in the form set out in Schedule 15;

4.1.6
the approval of the shareholders of the Vendor (or, if required under the Listing Rules, the approval of the independent shareholders of the Vendor), being obtained in respect of the sale and purchase of the Sale Shares pursuant to this Agreement;

4.1.7	there being no change in the business or operations of the Group which has a Material Adverse Effect any time between the date of this Agreement and Completion;

4.1.8	each of the Key Employees having entered into a Key Management Retention Agreement;

4.1.9
the Purchaser’s Solicitors (through Chiang Ling Li) shall have been provided with the Formulation Information and shall not have within a period of fifteen (15) Business Days (counted, for the sake of clarity, beginning with the first Business Day after Formulation Information is actually delivered) determined based on a review of the Formulation Information so provided, that one or more claim of a published patent in the PRC or patent application in the PRC is infringed by one or more of the products which are the subject of the Formulation Information. The foregoing condition shall be deemed satisfied unless the Purchaser’s Solicitors’ conclusion that there is such infringement, with detailed findings, is provided to the Vendor’s Solicitors in writing on or before the end of such fifteen (15) Business Day period. For purposes of the foregoing, the Vendor shall not be required to provide the Formulation Information to the Purchaser’s Solicitors as stated above unless and until the Conditions set out in Clauses 4.1.5 and 4.1.8 shall have been fulfilled or waived in writing.(pursuant to Clause 4.2); and

4.1.10
a contract to terminate the existing license granted by Mr. Ling Peixue and any other licensor(s) thereto (if any) to Shandong Freda Biotechnology Engineering Co. Ltd. in respect of eye wash solutions containing hyaluronic acid and salts and their preparation methods and technology which are the subject of patent application number 200410035712.3 at an aggregate termination costs not exceeding RMB150,000 and and such termination contract must contain a provision obliging and requiring Shandong Freda Biotechnology Engineering Co. Ltd. to cease production, use and sale of all products containing the foregoing Intellectual Property by December 31, 2005.

4.2	Save for the Conditions set out in Clauses 4.1.1, 4.1.4 and 4.1.6, the Purchaser may waive in whole or in part all or any of the Conditions at any time by notice in writing to the Vendor.

4.3
The Vendor shall in good faith use his best efforts and proceed diligently to procure the fulfilment of the Conditions set out in Clauses 4.1.3, 4.1.5, 4.1.6, 4.1.7, 4.1.8 and 4.1.10 on or before the date specified in Clause 4.5 below, provided that best efforts shall not require the payment of amounts which are not ordinarily required to be paid to ensure the performance by a third party of actions necessary to ensure the fulfilment of the relevant Condition.

4.4
The Vendor shall give the Purchaser notice in writing and provide relevant evidence reasonably satisfactory to the Purchaser of the satisfaction of each relevant Condition (save for the Conditions set out in Clauses 4.1.1, 4.1.2, 4.1.3, 4.1.4 and 4.1.7) within three (3) Business Days of becoming aware of the same.

4.5
In the event that any of the Conditions (other than the Conditions set out in Clause 4.1.2) shall not have been fulfilled (or waived pursuant to Clause 4.2) by September 30, 2005 (the “Drop Dead Date”), then neither the Purchaser nor the Vendor shall be bound to proceed with the sale and purchase of the Sale Shares and this Agreement shall cease to be of any effect except Clauses 1, 10, 11, 12, 13, 14 and 15 which shall remain in force and save in respect of claims arising out of any antecedent breach of this Agreement, provided that (i) if the Condition(s) which has (have) not been fulfilled by the Drop Dead Date is (are) any of the Conditions set out in any of Clauses 4.1.3, 4.1.5, 4.1.6, 4.1.7, 4.1.8 or 4.1.10 and such non-fulfilment is the result of the Vendor’s breach of its obligations under Clause 4.3 in relation to such Condition(s), then the Purchaser shall have the right upon notice in writing to the Vendor, to extend the last date for the fulfilment of the said Condition(s) past the Drop Dead Date and this Agreement shall remain in full force and effect in all respects; and (ii) if the fifteen (15) Business Day period referred to in Clause 4.1.9 is not completed prior to the Drop Dead Date, then the Drop Dead Date shall be automatically extended to allow for the end of such fifteen (15) Business Day period and all references in this Agreement to the Drop Dead Date shall be construed accordingly.

4.6
In the event that the Purchaser shall waive any of the Conditions (save for the Conditions set out in Clauses 4.1.1, 4.1.4 and 4.1.6), such waiver shall not, except to the limited extent set forth below, imply that the Purchaser is not relying on the Warranties but rather only that it is prepared, in reliance upon the Warranties and such comfort, if any, as it has taken from its investigations, to proceed with the transaction. Without limiting the requirement of Clause 5.3.1.7, each Party agrees to promptly notify the other Party in writing upon becoming aware of any breach of any of the Warranties by the Vendor after the date of this Agreement and before Completion. In the event the Purchaser elects to proceed to Completion after being notified by the Vendor in writing that the Vendor is aware of a breach of a Warranty which cannot be cured, notwithstanding the best efforts of the Vendor, the Purchaser will, in such case, no longer be entitled to make a claim in respect of such breach of Warranty after the Completion Date.

5.	Completion

5.1
Subject to the provisions of Clause 4, Completion shall take place on the Completion Date at the offices of the Purchaser’s Solicitors (or such other place as the Parties may agree in writing) when all of the events described in this Clause 5 shall occur.

5.2    At Completion, the Purchaser shall:

5.2.1
pay an amount equal to the Consideration to the Vendor by telegraphic bank transfer to the following bank account (and/or such other account(s) as may be designated in writing by the Vendor at least five (5) Business Days prior to the Completion Date);

Name of Bank: Citic Ka Wah Bank Limited
Address of Bank: 116 Hennessy Road, Wan Chai, Hong Kong
Name of Account Holder: Sino Biopharmaceutical Ltd.
Account Number: 725103608801

5.2.2	deliver to the Vendor an original counterpart of the Deed of Indemnity duly executed by the Purchaser; and

5.2.3
deliver to the Vendor a certified copy of the minutes of a duly held meeting of the board of directors of the Purchaser approving and authorising the execution of this Agreement, the performance of this Agreement and all transactions contemplated herein.

5.3    At Completion, the Vendor shall:

5.3.1     deliver to the Purchaser:

5.3.1.1	duly executed transfers and sold notes in respect of all of the Sale Shares in favour of the Purchaser or its nominee together with the relative share certificates;

5.3.1.2
a cheque for an amount equal to 0.1% of the HK$ equivalent of the Consideration as at the Completion Date in respect of the Vendor’s share of stamp duty drawn in favour of the Government of the Hong Kong Special Administrative Region;

5.3.1.3	an original counterpart of the Deed of Indemnity duly executed by the Vendor and the Company;

5.3.1.4
duly executed letter of resignation of the Auditors, resigning as the auditors of the Company, such letter to comply with the requirements of Section 140A of the Companies Ordinance, and duly executed letter from Shandong Sincere Certified Public Accountants Co., Ltd. confirming that it has no claim against the Subsidiaries, whether for any outstanding fees or otherwise;

5.3.1.5
(if any) the title deeds, Leases and all other relevant deeds, documents and correspondence relating to the Properties, the land use rights certificates and building ownership certificates relating to the Owned Properties, and leases in respect of the Leased Properties of the Subsidiaries, which are in the possession or under the control of the Vendor or the Company;

5.3.1.6
all the statutory and other books and records (including financial records) duly written up to date of the Company and the certificate of incorporation, current business registration certificate, common seal and chop of the Company and any other papers and documents of the Company in its possession or under its control; and (if any) the Certificates of Approval, business licences, chops, capital contribution reports, tax registration certificates, and foreign exchange registration certificates for each of the Subsidiaries, all the statutory and other books and records (including financial records) duly written up to date of the Subsidiaries and any other papers and documents of the Subsidiaries which are in the possession or under the control of the Vendor or the Company;

5.3.1.7
a completion certificate duly executed by the Vendor pursuant to which it confirms that (1) the Warranties remain true and accurate and not misleading as given as of the Completion Date, save for any breach of the Warranties which the Vendor has notified the Purchaser in writing at least five (5) Business Days prior to the Completion Date and matters fairly and specifically disclosed in the Disclosure Letter; and (2) the Vendor has complied fully with its obligations, covenants, undertakings and agreements under this Agreement on or prior to the Completion Date;

5.3.1.8
unconditional letters of release from the bankers to each member of the Group (if any) evidencing the release and discharge of all guarantees, debentures and charges (if any) granted by any member of the Group in favour of the Vendor and/or any subsidiaries of the Vendor, or in favour of third parties in respect of the performance of the obligations of the Vendor and/or any subsidiaries of the Vendor or any other person not being a member of the Group;

5.3.1.9
a certified copy of the minutes of a duly held meeting of the board of directors of the Vendor approving and authorising the execution of this Agreement and the performance of this Agreement and all transactions contemplated herein;

5.3.1.10
duly executed letters of resignation dated as of the Completion Date in the form set out in Schedule 13 (or the Chinese equivalent) from the Directors and the secretary of the Company and the directors of each of the Subsidiaries who are nominated or appointed by the Vendor (and in case of the Subsidiaries, through the Company);

5.3.1.11
a duly executed confirmation or release from the Vendor (for itself and on behalf of its subsidiaries) and from Mr. Tse Ping (for himself and on behalf of entities Controlled by him) (as applicable) under seal, in the approved terms, releasing the Company and the Subsidiaries from any liability whatsoever (whether actual or contingent) (other than trade debts) which may be owing to the Vendor or any of its subsidiaries or to Mr. Tse Ping or to any persons Controlled by any of them, by the Company or any of the Subsidiaries at Completion;

5.3.1.12
irrevocable powers of attorney (in the form set out in Schedule 14) executed under seal by each of the holders of the Sale Shares in favour of the Purchaser or such person(s) as may be nominated by the Purchaser;

5.3.1.13	a legal opinion issued by the Vendor’s Solicitors, in the form set out in Schedule 7;

5.3.1.14
a legal opinion issued by a firm of lawyers qualified to advise on PRC law and is satisfactory to the Purchaser, in the form and substance satisfactory to the Purchaser, to state that each Subsidiary has been duly established and registered as a PRC legal person with limited liability, and is validly existing under PRC law, and 55% of the equity interests of each of the Subsidiaries is legally owned by the Company;

5.3.1.15
all documents evidencing registration or filing (as applicable) of all registrable Intellectual Property owned by the Group, including, without limitation, registration certificates and applications, in the possession or under the control of the Vendor or the Company (if any);

5.3.1.16	a deed of undertaking by Mr. Tse Ping in favour of the Purchaser in the form set out in Schedule 10 duly executed by Mr. Tse Ping;

5.3.1.17	true and correct copies of the Key Management Retention Agreements entered into between the Key Employees and the relevant members of the Group;

5.3.1.18	a true and correct copy of a new HA Compound supply agreement duly executed by CTF and the existing supplier of HA compound to CTF;

5.3.1.19
true and correct copies of the approval of the shareholders of the Vendor (or, if required under the Listing Rules, the approval of the independent shareholders of the Vendor), in respect of the sale and purchase of the Sale Shares pursuant to this Agreement;

5.3.1.20	a true and correct copy of the Patent Licence Contract duly executed by Shandong Research Institute and Mr. Ling Peixue; and

5.3.1.21
a true and correct copy of the Property Title Certificate in respect of CTF’s ownership of the property located at Guanhai Building, northwest corner, Madian Qiao, Bei Sanhuan Zhong Lu, Haidian District, Beijing;

5.3.2	make available to the Purchaser in the PRC for inspection purposes:

5.3.2.1
the title deeds, Leases and all other relevant deeds, documents and correspondences relating to the Properties, the land use rights certificates and building ownership certificates relating to the Owned Properties, and leases in respect of the Leased Properties of the Subsidiaries;

5.3.2.2
the Certificates of Approval, business licences, chops, capital contribution reports, tax registration certificates, and foreign exchange registration certificates for each of the Subsidiaries, all the Statutory and other books and records (including financial records) duly written up to date of the Subsidiaries and all other papers and documents of the Subsidiaries; and

5.3.2.3	all documents evidencing registration or filing (as applicable) of all registrable Intellectual Property owned by the Group, including, without limitation, registration certificates and applications;

5.3.3	cause the Directors to hold a meeting of the Board at which the Directors shall pass resolutions to:

5.3.3.1
approve the transfer of the Sale Shares pursuant to this Agreement and the registration of the Purchaser or its nominees as members of the Company subject only to the production of duly stamped and completed transfers in respect of the Sale Shares;

5.3.3.2	approve and authorise the execution by the Company of the Deed of Indemnity;

5.3.3.3	accept the resignation of the Auditors, Directors and secretary of the Company referred to in Clauses 5.3.1.4 and 5.3.1.10;

5.3.3.4	appoint the directors and secretary of the Company nominated by the Purchaser; and

5.3.3.5
(if any bank account of the Company remains on the Completion Date) revoke all of the authorities to the bankers of the Company relating to bank accounts and authorise such persons as the Purchaser may nominate to operate the same;

5.3.4
cause such persons as the Purchaser may nominate (at least three (3) Business Days prior to the Completion Date) to be validly appointed as directors and secretary of the Company and upon such appointment forthwith cause the Directors and the secretary of the Company to resign from their respective offices and as employees, each delivering to the Purchaser a resignation letter under seal in the form set out in Schedule 13;

5.3.5
cause the Legal Representative of each of the Subsidiaries to arrange for the filing with the relevant authorities in the PRC in relation to the new directors of the Subsidiaries nominated or appointed by the Purchaser through the Company, subject to the new directors having signed the appointment forms;

5.3.6
cause such persons as the Purchaser may nominate (at least three (3) Business Days prior to the Completion Date) to be validly appointed as directors of each of the Subsidiaries nominated or appointed by the Vendor through the Company in accordance with the Joint Venture Contract and Articles of Association of the relevant Subsidiary and upon such appointment forthwith cause the directors of each of the Subsidiaries nominated or appointed by the Vendor through the Company to resign from their respective offices and as employees, each delivering to the Purchaser a letter acknowledging that the person so retiring has no claim outstanding for compensation or otherwise; and

5.3.7
(i) procure revocation of all authorities to the bankers of the Company relating to bank accounts and use best efforts to procure the giving of authority to such persons as the Purchaser may nominate to operate the same, or if no bank account of the Company remains on the Completion Date, deliver a bank cashier order made payable to the Company for all credit balances therein prior to their closure in excess of HK$10,000; and (ii) procure the delivery to a representative of the Purchaser of the chops held by the Chief Financial Officer of the Subsidiaries which are required in order to operate the bank accounts of the Subsidiaries in the PRC.

5.4
Without prejudice to any other remedies available to the relevant Party, if in any respect the provisions of Clause 5 (other than Clause 5.3.1.21) are not complied with by the relevant Party on the Completion Date, the Party not in default may:

5.4.1	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.4 shall apply to Completion as so deferred);

5.4.2	proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

5.4.3	terminate this Agreement.

6.	Post-Completion

6.1
The Vendor shall use all reasonable endeavours to procure Ms. Zhao Yanping will, during the period from the Completion Date to the date falling six (6) months thereafter, provide services to any member of the Group for the purpose of and as is reasonably necessary for post-Completion transition.

6.2
The Vendor shall fully indemnify and hold harmless the Purchaser and the members of the Group and their directors, officers and employees for a period of ten years after the date hereof against any and all liability, loss, damage, claim or expense, including attorney’s fees and costs arising out of failure to obtain state asset valuation with respect to the Patents which were alleged to have been developed by the Shandong Research Institute.

6.3
In the event the Vendor does not deliver to the Purchaser the Property Title Certificate on the Completion Date pursuant to Clause 5.3.1.21, the Vendor shall fully indemnify and hold harmless the Purchaser against any and all liability, loss, damage, claim or expense, including attorney’s fees and costs incurred by the Purchaser and 55% of any and all liability, loss, damage, claim or expense, including attorney’s fees and costs incurred by CTF arising out of the failure of CTF to obtain the necessary Property Title Certificate in respect of CTF’s ownership of the property located at Guanhai Building, northwest corner, Madian Qiao, Bei Sanhuan Zhong Lu, Haidian District, Beijing.

7.	Restriction of Vendor and Undertaking of Purchaser

7.1
Subject to Completion, the Vendor undertakes with the Purchaser (for itself and as trustee for the Company and each of the Subsidiaries) that, except with the consent in writing of the Purchaser and subject to the provisions of Clause 7.3:

7.1.1
for the period of five years after the Completion Date in respect of the Restricted Ophthalmic Business and a period of three years in respect of the Restricted Other Businesses, it will not within any country or place in which any member of the Group has carried on business during the year preceding the Completion Date, either on its own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, employee, partner, agent or otherwise in carrying on the relevant Restricted Businesses (other than as a holder of not more than 5 per cent of the issued shares or debentures of any company listed on a recognised stock exchange);

7.1.2
for the period of five years after the Completion Date, it will not either on its own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away or attempt to solicit or entice away from any member of the Group the custom of any person, firm, company or organisation who shall at any time within the year preceding the date hereof have been a customer or identified prospective customer of any member of the Group in respect of any Restricted Businesses;

7.1.3
for the period of three years after the Completion Date, it will not either on its own account or in conjunction with or on behalf of any other person, firm or company solicit, entice away or attempt to solicit or entice away from any member of the Group (which for the avoidance of doubt, shall exclude any advertisement or solicitation targeted at or made available to the general public) any person who at the time of such solicitation, enticement or attempt is an officer, manager, consultant or employee of any member of the Group whether or not such person would commit a breach of contract by reason of leaving such employment;

7.1.4
it will not at any time hereafter make use of or disclose or divulge to any person (other than to officers or employees of the Vendor, the Company or any of the Subsidiaries whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction or the requirements of The Stock Exchange of Hong Kong Limited or of the Securities and Futures Commission in Hong Kong, or disclosed or divulged to the auditors of the Vendor solely for the purpose of performing an audit in respect of the Vendor (provided always that the Vendor shall procure its auditors will observe the provisions of this Clause 7.1.4), or disclosed or divulged to professional advisers or designated employees of the Vendor strictly on a need-to-know basis (provided always that the Vendor shall procure such professional advisers and employees will observe the provisions of this Clause 7.1.4)) relating to any member of the Group, the identity of its customers and suppliers, its products, finance, contractual arrangements, business or methods of business;

7.1.5
if, in connection with the business or affairs of any member of the Group, it shall have obtained trade secrets or other confidential information belonging to any third party under an agreement purporting to bind any member of the Group which contained restrictions on disclosure it will not without the previous written consent of the Purchaser at any time infringe or take any action which would or might result in an infringement of such restrictions;

7.1.6
it will not at any time hereafter in relation to any trade, business or company use or register a name, trade mark, service mark, trade dress or business name including the words or symbol “Chia Tai Freda”, “CT Freda”, “CP Freda”, “CTF Freda”, “CPF Freda” and/or “Freda”, or their Chinese equivalents or any word or symbol confusingly similar thereto in such a way as to be capable of or likely to be confused with the name, any trade mark, service mark, trade dress or business name of any member of the Group and shall use his best endeavours to procure that no such name, trade mark, service mark, trade dress or business name shall be used by any person, firm or company with which is under its Control, and it will not take any action contrary to the Intellectual Property of any member of the Group, including, without limitation, challenging the ownership of such right, title or interest or contesting any registration or application for any Intellectual Property of any member of the Group. For the avoidance of doubt, the foregoing restriction does not apply to the words “Chia Tai”, “CTF”, “CPF”, “CT” or “CP” individually or their Chinese equivalents.

7.2
The Vendor shall procure that all entities Controlled by the Vendor will observe the restrictions contained in the foregoing provisions of this Clause 7 and shall use all reasonable endeavours to procure that the respective employees of itself, its subsidiaries and its Controlled entities will observe the confidentiality restrictions contained in Clause 7.1.4.

7.3
While the restrictions contained in this Clause 7 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

7.4    Subject to Completion, the Purchaser undertakes to the Vendor that:-

7.4.1
it shall not, and shall procure that its Controlled entities (including without limitation the Group) shall not, in relation to any new product of the Group with effect from the Completion Date use the words “正大” or “Chia Tai” or “CP” (save as part of “Chia Tai Freda”, “CP Freda” or their Chinese equivalent), as part of its name, trade mark, service mark, trade dress or business name, or any word or symbol confusingly similar thereto in such a way as to be capable of or likely to be confused with such word or symbol;

7.4.2
it shall not, and shall procure that its Controlled entities in the PRC (including without limitation the Group) shall not, directly or indirectly, with effect from the date falling five (5) years from the Completion Date, in relation to any product, trade, business or company use or register a name, trade mark, service mark, trade dress or business name including the words or symbol “正大” or “Chia Tai” or “CP” or “CT” (including as part of “Chia Tai Freda”, “CP Freda”, “CT Freda”, “CTF”, “CPF” or their Chinese equivalents), or any word or symbol confusingly similar thereto in such a way as to be capable of or likely to be confused with such word or symbol;

Provided that for the avoidance of doubt, the Purchaser shall not be restricted from the use of “Freda” or its Chinese equivalent, either alone or in connection with any other term or word except as stated above.

8.	Warranties

8.1
The Vendor represents, warrants and undertakes to and with the Purchaser that each of the statements set out in Schedule 5 is now and will at Completion (with all references in any such statement to “the date of this Agreement”, or “the date hereof”, or any other comparable references being changed to “the Completion Date”) be true and accurate.

8.2
The Warranties (other than Warranties in respect of title and ownership of the Sale Shares, the equity interests of the Subsidiaries held by the Company, and approvals and authorizations of the Vendor necessary for the Vendor to enter into this Agreement and perform its obligations under this Agreement (the “Fundamental Warranties”), in respect of which no qualification is accepted) are given subject to matters fairly and specifically disclosed in the Disclosure Letter but no other information relating to the Company or the Subsidiaries of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of this Agreement unless the same is expressly referred to in the Disclosure Letter.

8.3	The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties.

8.4
Subject to Completion, in the event that any of the Warranties is breached or (as the case may be) proves to be untrue or misleading and without prejudice to any other equitable relief a court of competent jurisdiction may see fit to award, the Vendor shall, on demand, pay to the Purchaser:

8.4.1
the amount necessary to put the Purchaser and the Company, and 55% of the amount necessary to put the relevant Subsidiary (or Subsidiaries), into the position which would have existed if the Warranties had not been breached or (as the case may be) had been true and not misleading; and

8.4.2
all costs and expenses incurred by the Purchaser and the Company, and 55% of all costs and expenses incurred by the relevant Subsidiary (or Subsidiaries), in connection with or as a result of such breach and any costs (including legal costs on a solicitor and own client basis), expenses or other liabilities which the Purchaser and the Company, and 55% of any such costs, expenses or other liabilities which any of the Subsidiaries may incur either before or after the commencement of any action in connection with (i) any legal proceedings in which the Purchaser claims that any of the Warranties has been breached or is untrue or misleading and in which judgement or an arbitral award is given for the Purchaser or (ii) the enforcement of any settlement of, or judgement or an arbitral award in respect of, such claim.

8.5
Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by inference from or non-specific reference to any other Warranty or any other term of this Agreement, nor by anything in the Disclosure Letter which is not expressly referenced to the Warranty concerned, notwithstanding any contrary or conflicting provision in the Disclosure Letter.

8.6
The Vendor hereby agrees with the Purchaser (for itself and as trustee for the Company and each of the Subsidiaries) to waive any rights which it may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by the Company or its Subsidiaries or their officers, employees or advisers in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

8.7
The Vendor shall procure that (save only as may be necessary to give effect to this Agreement) neither it nor any member of the Group shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

8.8
The Vendor hereby agrees to disclose promptly to the Purchaser in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement and before Completion which constitutes a breach of or is inconsistent with any of the Warranties.

8.9	The benefit of the Warranties may be assigned to other members of the Bausch & Lomb group in whole or in part and without restriction by the person for the time being entitled thereto.

8.10
If any sum payable by the Vendor under this Clause 8 shall be subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required hereby to be made. If the Vendor pays any sum to the Purchaser under this Clause 8, the Consideration shall be deemed to be reduced by the amount of such payment.

8.11
Where any statement in the Warranties is qualified by the expression “to the best of the Vendor’s knowledge and belief” or any similar expression, that statement shall be deemed to include an additional statement that it has been made after reasonable and careful enquiry and shall be deemed to include the knowledge of the senior management of the Vendor (including, without limitation, Mr. Tse Ping, Ms. Zhao Yanping, the directors, officers and senior managers of the Vendor, and the officers and senior managers and factory managers of the Subsidiaries).

8.12	The liabilities of the Vendor under the Warranties:

8.12.1	together with the liabilities of the Vendor under the Deed of Indemnity, shall, except for the Fundamental Warranties, be limited to a maximum aggregate amount equal to 50% of the Consideration;

8.12.2
shall in relation to those Warranties in respect of Tax (“Tax Warranties”) cease seven years after the Completion Date, except in respect of matters which have been the subject of a written claim made before such date by the Purchaser to the Vendor;

8.12.3
shall, except for the Fundamental Warranties, cease two years after the Completion Date, except in respect of matters which have been the subject of a written claim made before such date by the Purchaser to the Vendor;

8.12.4
shall be exempted in respect of any breach of Warranties which arises as a result of any PRC tax laws, including an increase in the rate of Tax, not in force as at the date of this Agreement and which is retrospective in effect; and

8.12.5
shall be exempted in respect of a claim for breach of Warranty to the extent that provision or reserve in respect of the matter or thing giving rise to such claim has been specifically provided for in the Accounts or the Management Accounts, or has been specifically disclosed in this Agreement or the Disclosure Letter;

unless the relevant claim or claims has arisen by reason of fraud, wilful concealment, dishonesty on the part of the Vendor, in which event there shall be no limit under this Agreement on the amount recoverable by the Purchaser from the Vendor in respect of such claim or claims or the time period within which such claims may be brought.

8.13	The Vendor shall not be liable for a claim under the Warranties if a claim in respect of the same event or circumstance has already been made under the Deed of Indemnity.

8.14
The Parties agree that no liability shall attach to the Vendor in relation to any Warranty claim to the extent that such claim would not have arisen but for an omission or a voluntary act (other than an omission or act carried out pursuant to a legally binding obligation created on or before Completion) of the Purchaser or any member of the Group occurring after Completion which constitutes fraud or wilful misconduct.

8.15
The Parties agree that no liability shall attach to the Vendor in relation to any Warranty claim until the aggregate amount of all claims, each of which (including on an aggregated basis where the individual claim is associated with or forms part of a series of related claims arising from or with respect to the same facts or circumstances) is of an amount (for the sake of clarify, prior to reduction in respect of the Subsidiaries as may be required by Clause 8.4) of US$30,000 or higher, exceeds US$4,500,000 and in such event, the Vendor shall be liable only for the excess of the aggregate amount of all claims over the said US$4,500,000, subject, as the case may be, to limitation in respect of the Subsidiaries as may be required by Clause 8.4. For the sake of clarity, the limitations under this Clause 8.15 shall not apply to the obligations under the Deed of Indemnity or under Clause 6.2 hereof.

8.16
If the Purchaser shall become aware of any material breach of Warranty in respect of which a claim could be made under this Agreement, it shall give reasonable written notice thereof to the Vendor and provide the Vendor with the opportunity to cure such breach (only if such breach is curable) within ten Business Days of its receipt of such notice from the Purchaser. In addition, the Purchaser shall (provided that the Vendor shall indemnify and hold harmless the Purchaser and the Company and the Subsidiaries, as applicable, to the Purchaser’s reasonable satisfaction, against any and all liabilities, costs, damages and/or expenses which may be incurred thereby) take such action and procure that the Company take such action as may reasonably be necessary to mitigate the loss or damage incurred relating to the Warranty claim; provided that neither the Company nor the relevant Subsidiary nor the Purchaser shall in any event be required to take any steps which would require any admission of guilt or liability relating to matters connected with the claim in question or which would affect the conduct of the business of the Purchaser or the Company or any of the Subsidiaries. For the avoidance of doubt, under no circumstances shall the failure by the Purchaser to provide prior reasonable written notice to the Vendor or the opportunity of the Vendor to cure such breach reduce or limit the liability of the Vendor in respect of such breach, unless and to the extent the Vendor is actually and materially prejudiced by such failure by the Purchaser.

9.	Pre-Completion

9.1
The Vendor shall procure that, during the period from the date of this Agreement to the Completion Date or the termination of this Agreement pursuant to the terms hereof, each member of the Group shall carry on business in the same manner as it was operated prior hereto and in the normal and usual course and in furtherance of the foregoing, no member of the Group shall undertake any of the matters listed below without the prior written consent of the Purchaser:

9.1.1
enter into any contract, make any material change to the terms of the existing contracts or assume any liability which will result in any long term, unusual or onerous liability or commitment of any member of the Group;

9.1.2
save for the Approved Extraordinary Expenditures, enter into any capital commitment with an individual contract value of more than HK$500,000 (whether by way of purchase, lease, hire purchase or otherwise);

9.1.3	make any change in the nature, scope or organisation of its business or dispose of the whole of its undertaking or property or a substantial part thereof;

9.1.4
acquire or form any subsidiary or acquire any shares in any company or acquire the whole or any substantial part of the undertaking, assets or business of any other company or any firm or person or enter into any joint venture or partnership with any other person;

9.1.5	make any loans or grant any credit (other than credit given in the normal course of trading and advances made to employees against expenses incurred by them on its behalf);

9.1.6	borrow any money or make any payments out of or drawings on its bank accounts (except routine payments in the ordinary course of business);

9.1.7	enter into any guarantee, indemnity or surety;

9.1.8
save as required by any applicable laws or regulations and as contemplated under Condition 4.1.8, make any changes to the terms of employment or of any profit sharing, share option, profit related, bonus or incentive scheme of any of its employees or in any arrangements with its consultants, or make any special or extraordinary payments to any of its employees or consultants;

9.1.9
save as required by any applicable laws or regulations, change (or announce to employees any proposal to change) the terms of any retirement scheme or pension plan in which that member of the Group participates (“Relevant Scheme”), or exercise any discretionary power under the Relevant Scheme, or cause the Relevant Scheme to be terminated or wound up (or otherwise fail to maintain the Relevant Scheme in full force and effect) or fail to make any required contribution (or other payment) to the Relevant Scheme, or fail to meet any obligation of any kind whatsoever to the Relevant Scheme;

9.1.10
acquire or dispose of or grant any option or right of pre-emption in respect of any material asset (including, without limitation, any of its Intellectual Property) or any interest nor give nor receive any service otherwise than at market value;

9.1.11	acquire or dispose of any freehold or leasehold property or grant any lease or third party right in respect of any of the Properties;

9.1.12	enter into any leasing, hire purchase agreement or any agreement or arrangements for payment on deferred terms;

9.1.13
grant or enter into any assignment, licence, franchise or other agreement or arrangement concerning any part of its name, trading names, know-how, patents, trademarks, service marks, trade dress, copyright, inventions or any other of its Intellectual Property;

9.1.14	declare, authorize, make or pay any dividend or other distribution (whether in cash or in specie) or reduce its paid-up capital;

9.1.15	incur or pay any management charges;

9.1.16	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;

9.1.17
make any payments to either the Vendor or any of its subsidiaries or to Mr. Tse Ping or to any persons (other than members of the Group) affiliated with any of the foregoing (for the purpose of this Clause, a person shall be considered to be “affiliated” with another person if that person either Controls, is Controlled by or under the common Control with such person);

9.1.18	other than in the ordinary course of business, apply for, surrender or agree any variations to any Environmental Licences;

9.1.19	agree, conditionally or otherwise, to do any of the foregoing;

9.1.20	commence the prosecution or defence of, or settle, any legal or arbitration proceedings (other than in connection with the collection of ordinary trade debts);

9.1.21	make any changes in the pricing of any products of any member of the Group, other than in the ordinary course of business or as required by applicable laws or regulations;

9.1.22	make any changes to any of its constitutional documents;

9.1.23	amend the accounting policies or practices or reporting practices existing as of the date of this Agreement;

9.1.24	terminate, enter into or amend any supply or distribution agreement or arrangement; or

9.1.25
create, allot or issue or agree to create, allot or issue any share or loan capital or other security, or equity interests, or grant any option over or other right to subscribe for any share or loan capital or other security, or equity interests.

9.2
The Vendor undertakes and covenants with the Purchaser that during the period from the date hereof until the Completion Date or the termination of this Agreement pursuant to the terms hereof, it will not:

9.2.1
sell, mortgage, grant an option over or otherwise dispose of or encumber to any person the whole or any part of the shares or equity interests of any member of the Group owned by the Vendor or the Company or the business or assets of any member of the Group, or indicate a willingness to consider any offer to do any of the foregoing;

9.2.2
engage in discussions or negotiations with any person in relation to the sale, mortgage or other disposition of, or grant of an option or other encumbrance in respect of, the whole or any part of the shares or equity interests of any member of the Group owned by the Vendor or the Company or the business or assets of any member of the Group; or

9.2.3
provide to any prospective purchaser of the whole or any part of the business, assets or shares or equity interests of any member of the Group any non-public information concerning any member of the Group;

provided that the foregoing shall not prevent the sale or other disposal or any discussions or negotiations in respect of any such sale or other disposal by any member of the Group of any of its assets in the usual and ordinary course of business.

9.3
The Vendor undertakes that it will after the signing of this Agreement and before Completion make available to the Purchaser upon its request personnel with knowledge of the history and development of the Group’s products for the purpose of providing information thereon to the Purchaser.

10.	Confidentiality and Restriction on Announcements

10.1
Subject to Clause 10.2, each Party shall treat as confidential all information received or obtained by it or its directors, employees, agents or advisers as a result of entering into or performing this Agreement including (i) information relating to the provisions of this Agreement; (ii) the negotiations leading up to this Agreement;(iii) the subject matter of this Agreement; or (iv) the business or affairs of the other Party, and shall not at any time make use of, disclose or divulge to any person any such information or make any announcement on any such information without the prior written consent of the other Party.

10.2
The restrictions contained in Clause 10.1 shall not apply so as to prevent a Party from disclosing or making any announcement of any information which would otherwise be confidential if and to the extent: (i) required by law of any relevant jurisdiction; (ii) required by any securities exchange, supervisory, regulatory or governmental body to which such Party is subject (including but not limited to The Stock Exchange of Hong Kong limited and the Securities and Futures Commission in Hong Kong) whether or not the requirement for information has the force of law; (iii) disclosed to any professional advisers of such Party (provided always that such Party shall procure such professional advisers will observe the provision of this Clause 10); (iv) disclosed in a press announcement in a form agreed by both Parties or consistent with a mutually agreed set of questions and answers; or (v) any information which comes into the public domain through no fault of such Party.

11.	Costs

11.1	Each Party shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made.

11.2	The Vendor and the Purchaser shall each equally bear any stamp duty payable as a result of the sale and purchase of the Sale Shares pursuant to this Agreement.

11.3
The Vendor confirms that no costs or expenses of whatever nature relating to the sale of the Sale Shares has been or is to be borne by any member of the Group and if any such costs or expenses have been or are to be borne by any member of the Group, the Vendor shall forthwith reimburse any and all such costs and expenses to the relevant member of the Group.

12.	General

12.1
This Agreement shall be binding upon and enure for the benefit of the estates, personal representatives or successors of the Parties. Save for an assignment of this Agreement by the Purchaser to a subsidiary of the Purchaser, no Party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party.

12.2
This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorised representatives of the Parties. Notwithstanding the foregoing, the Confidentiality Agreement entered into between the Vendor and the Purchaser dated November 21, 2004, as amended on July 2, 2005, survives the signing of the Agreement, but shall terminate upon Completion.

12.3	All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

12.4
If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

12.5
Any right of rescission conferred upon any Party hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which that Party may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by that Party of any such other right or remedy.

12.6	No failure of any Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

12.7
Upon and after Completion the Vendor shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be reasonably necessary to give effect to the terms of this Agreement and to place control of the Company and the Subsidiaries in the hands of the Purchaser and to deliver and make available to the Purchaser all documents and records (if any) of the Company and the Subsidiaries, and all documents (if any) evidencing registration or filing (as applicable) of all registrable Intellectual Property owned by the Group, which are in the possession or under the control of the Vendor, and pending the doing of such acts, deeds, documents and things, the Vendor shall as from Completion hold the legal estate in the Sale Shares in trust for the Purchaser.

12.8
This Agreement may be executed in one or more counterparts (including by facsimile signature), but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

13.	Notices

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) Business Days’ prior written notice specified to the other Party):

To the Vendor:                     Sino Biopharmaceutical Limited
Unit 09, 41st Floor
Office Tower
Convention Plaza
1 Harbour Road
Wanchai
Hong Kong
Attention: Mr. Tse Ping
Fax Number: (852) 2880 0847

To the Purchaser:                 Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701
United States of America
Attention: Vice President - Business Development
Fax Number: (1-585) 338-5043

With a copy to:                    Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701
United States of America
Attention: Senior Vice President and
General Counsel
Fax Number: (1-585) 338-8706

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when despatched.

14.	Governing Law and Arbitration

14.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

14.2
Any dispute, controversy or claim arising out or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by final and binding arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Clause. The appointing body shall be the Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at HKIAC. The tribunal for any arbitration shall consist of three (3) arbitrators with each of the Purchaser and the Vendor having the right to appoint one arbitrator and the third arbitrator shall be appointed by the Secretary General of HKIAC. The language to be used in the arbitral proceedings shall be English.

15.	English and Chinese Versions

The Parties hereby acknowledge and agree that even though they will each execute both an English and a Chinese version of this Agreement, if and to the extent that there is any conflict or inconsistencies between the English and Chinese versions of this Agreement, the English version of this Agreement shall prevail at all times and no Party shall take any steps which may be inconsistent with the foregoing.

IN WITNESS WHEREOF the Parties have executed this document on the date appearing at the head hereof.

SIGNED by                                                                                  )
Tse Hsin                                                                                      )
for and on behalf of      ) /s/ Tse Hsin
SINO BIOPHARMACEUTICAL LIMITED      )
in the presence of:                                                                      )

/s/ Oh Chee Hwa

SIGNED by       )
John M. Loughlin                                                                      )
for and on behalf of      ) /s/ John M. Loughlin
BAUSCH & LOMB INCORPORATED       )
in the presence of:                    )

/s/ Stephen Chan